EXHIBIT 15
To the Board of Directors and Shareholders
Aaron Rents, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-3ASR No.: 333-133913, Form S-3 Nos.: 333-88392, 333-48985, and Form S-8 Nos.: 33-9206, 33-62538, 333-33363, 333-76026 and 333-123426) of Aaron Rents, Inc. and in the related Prospectuses of our report dated July 31, 2008, relating to the unaudited consolidated interim financial statements of Aaron Rents, Inc. and Subsidiaries that are included in its Form 10-Q for the quarter ended June 30, 2008.

/s/ Ernst & Young LLP

Atlanta, Georgia
July 31, 2008